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                                                                   Exhibit 10.11


                               EMPLOYMENT CONTRACT


THIS AGREEMENT is made the 30th day of September, 2003

BETWEEN: CONSOLIDATED WATER CO. LTD., a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road, P. O. Box 1114GT, Grand Cayman, B.W.I. ("the Company")

AND:              PETER D. RIBBINS of P.O. Box 1114GT,
                  Grand Cayman, B.W.I. ("the Director of Public Relations")

IT IS AGREED as follows:-

EMPLOYMENT

1. The Director of Public Relations is engaged and employed as an Officer of the Company with responsibility for public relations, excluding financial and investor relations, ("the Capacities") commencing on the 16th day of October, 2000 but subject to the termination provisions set out in Clause 15.

                  During the term of this Agreement the Board of Directors of the Company ("the Board") will propose the appointment of the Director of Public Relations as an Officer of the Company and will vote in favor of such proposal.

REMUNERATION

2. The salary of the Director of Public Relations is fixed until October 31, 2005 at CI$50,000 per annum, payable monthly in arrears, less deductions (other than for Medical Insurance) and other amounts which the Company is, by law, entitled or required to deduct from an employee's remuneration.

                  Thereafter, the salary of the Director of Public Relations shall be as agreed between the parties hereto.

                  The Company will pay the full cost of providing Medical Insurance, as generally provided for the Company's employees from time to time, for the Director of Public Relations and his family.



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                  The Director of Public Relations will remain as a member of the pension scheme provided for the Company's employees from time to time and the Company will make contributions thereto on behalf of the Director of Public Relations as it is required to do pursuant to the law.

3. The Director of Public Relations' salary will be reviewed as of January 1st each year by the Company's Board who may grant an increase (and/or make a payment by way of bonus) but who shall not reduce the Director of Public Relations' salary below the level set out in Clause 2 hereof.

AREA

4. The Director of Public Relations' work will be performed mainly in West Bay, Grand Cayman.

                  The Company reserves the right to transfer the Director of Public Relations to any other place of business which it may establish in the Cayman Islands.

RESPONSIBILITIES

5. Until October 31, 2005, the Director of Public Relations must devote substantially the whole of his time to the Company's business and must use his best endeavors to promote the Company's interests and welfare.

                  Except where such information is a matter of public record or when required to do so by law, the Director of Public Relations must not, either before or after this Agreement ends, disclose to any person any information relating to the Company, its business, customers, suppliers or employees or any other confidential information of which he becomes possessed while acting in the Capacities.

6. The Director of Public Relations must perform the duties reasonably required of and assigned to him by the President or the Board.

                  The Director of Public Relations must perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (save on bank holidays) but he accepts that his duties, which include travelling on the company's business both within the



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                  Cayman Islands and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and bank and public holidays.

                  The Director of Public Relations must report to the President, diligently follow and implement all management policies and decisions which the Board communicates to him and prepare and forward in a timely manner all reports and accountings the President or the Board requests.

                  The Director of Public Relations will not directly or indirectly engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company, provided, however, that the Company consents to the Director of Public Relations continued involvement as a shareholder and director of Eats Limited.

7. In the case of inability to work due to illness or injury, the Director of Public Relations must notify the Company immediately and produce a medical certificate for any absence longer than ten working days.

                  The Company may have the Director of Public Relations examined by a doctor approved by it.

                  The Director of Public Relations agrees to submit to any medical examination that the Company requires.

8.                The Director of Public Relations will be entitled to up to ten
                  (10) days sick leave per year without a medical certificate.

HOLIDAYS

9. The Director of Public Relations is entitled, during every twelve (12) month period of employment to the following holidays:-

                  (a)      all public holidays in the Cayman Islands, and

                  (b) six (6) weeks vacation at a time to be approved by the President.


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REIMBURSEMENT OF EXPENSES

10. All expenses for which the Director of Public Relations claims reimbursement must be within pre-approved budgets. Subject to this, the Company must reimburse the Director of Public Relations for the cost of entertaining the Company's customers and travelling on the Company's business on the production of the necessary vouchers or on the Director of Public Relations' proving to the Company's satisfaction the amount that he has spent for those purposes, even though he is unable to produce vouchers.

NON-SOLICITATION

11. The Director of Public Relations must not at any time while he is acting in the Capacities or afterwards either on his own account or for any other person, firm or company solicit, interfere with or endeavor to entice away from the Company any person, firm or company who at any time during or at the date when his employment ends were employees or customers of or were in the habit of dealing with the Company.

COMPANY DOCUMENTS

12. All books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company's business which the Director of Public Relations keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property.

                  If the Director of Public Relations' employment is terminated for any reason whether voluntarily or involuntarily or if the Company at any time requests, the Director of Public Relations must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control, and any other property belonging to the Company.

TERMINATION

13. Except as provided herein and to the extent previously accrued, all rights and obligations of the Company and the Director of Public Relations shall cease if any of the following events occurs:-



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                  (a)      The Director of Public Relations dies.

                  (b) The Director of Public Relations is adjudicated bankrupt or makes any composition with his creditors.

                  (c) The Director of Public Relations gives six (6) months written notice to the Company to terminate this Agreement.

                  (d) with immediate effect if the Director of Public Relations conducts himself in a manner which would justify dismissal in accordance with the Labour Law.

                  Provided, however, that the Director of Public Relations shall remain an employee of the Company during his life and be entitled to participate, at his own expense, in any Medical Insurance provided for the Company's Employees from time to time.

NOTICES

14. Any notice to be served under this Agreement must be in writing and will be deemed duly served if, in the case of a notice addressed to the Company, it is sent by registered post or left at the Company's registered office, or, in the case of a notice sent to the Director of Public Relations, it is handed to him personally or is delivered to his last known residential address in the Cayman Islands.

                  A notice sent by post will be deemed to be served on the third day following the date on which it is posted.

PREVIOUS AGREEMENTS SUPERSEDED

15. This Agreement supersedes all prior contracts and understandings between the parties and may not be changed or terminated orally.

                  No change or attempted waiver of any provision of this Agreement will be binding unless in writing and signed by the party against it is sought to be enforced.

CLAUSE HEADINGS

16. Clause headings are included herein for convenience only and have no legal effect.



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APPLICABLE LAW AND JURISDICTION

17. This Agreement will be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands and the parties agree to submit to the jurisdiction of the Cayman Island's courts.


                  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid, but if any provision of this Agreement or the application of it is prohibited or held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or application, and, to this end, the provisions of this Agreement are declared to be severable.



EXECUTED by and on behalf of                CONSOLIDATED WATER CO. LTD.
The Company by

In the presence of:-

/s/ Tracey Ebanks                           /s/ Frederick McTaggart
-----------------------------               ------------------------------------
Witness                                     Director
Tracey Ebanks                               Frederick McTaggart

EXECUTED by the
Director of Public Relations
In the presence of:-

/s/ Tracey Ebanks                           /s/ Peter Ribbins
-----------------------------               ------------------------------------
Witness                                     Peter D. Ribbins
Tracey Ebanks                               Peter Ribbins





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